Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-39113, 33-54357 and 333-42842 on Form S-8 and Registration Statement No. 333-64490 on Form S-3 of Briggs & Stratton Corporation of our reports dated July 29, 2003, relating to the consolidated financial statements of Briggs & Stratton Corporation as of and for the years ended June 29, 2003 and June 30, 2002, appearing in this Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended June 29, 2003.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

September 10, 2003